EXHIBIT 4.1
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                                                                  EXECUTION COPY
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                           BIRMINGHAM UTILITIES, INC.
                     (f/k/a The Ansonia Derby Water Company)



                             BOND PURCHASE AGREEMENT



                           Dated as of April 15, 2004

                               $9,000,000 Series F

                              First Mortgage Bonds

                               Due April 15, 2011





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

                                TABLE OF CONTENTS

SECTION                              HEADING                                PAGE


SECTION 1.          AUTHORIZATION OF BONDS.....................................1

SECTION 2.          SALE AND PURCHASE OF BONDS.................................2

SECTION 3.          CLOSING....................................................2

SECTION 4.          WARRANTIES AND REPRESENTATIONS.............................2

    Section 4.1.    Organization and Ownership of Shares of
                      Subsidiaries; Affiliates.................................2
    Section 4.2.    Corporate Organization and Authority.......................3
    Section 4.3.    Business and Property......................................3
    Section 4.4.    Existing Indebtedness......................................4
    Section 4.5.    Financial Statements.......................................4
    Section 4.6.    Full Disclosure............................................4
    Section 4.7.    Pending Litigation.........................................4
    Section 4.8.    Title to Properties........................................5
    Section 4.9.    Sale Legal and Authorized..................................5
    Section 4.10.   Compliance with Laws, Other Instruments, etc...............5
    Section 4.11.   No Defaults................................................6
    Section 4.12.   Governmental Consent.......................................6
    Section 4.13.   Taxes......................................................6
    Section 4.14.   Use of Proceeds............................................6
    Section 4.15.   Private Offering...........................................7
    Section 4.16.   Earnings Coverage..........................................7
    Section 4.17.   Franchises, Etc............................................7
    Section 4.18.   Environmental Matters......................................7
    Section 4.19.   Restrictions on the Company................................8
    Section 4.20.   Compliance with ERISA......................................8
    Section 4.21.   Utility Status.............................................9
    Section 4.22.   Indenture..................................................9
    Section 4.23.   Status Under Certain Statutes..............................9
    Section 4.24.   Perfection of Security Interest............................9
    Section 4.25.   Filing and Recordation.....................................9
    Section 4.26.   Foreign Assets Control Regulations, Etc....................9

SECTION 5.          CLOSING CONDITIONS........................................10

    Section 5.1.    Warranties and Representations True as of Closing Date....10
    Section 5.2.    Compliance with this Agreement and Indenture; No Default..10
    Section 5.3.    Compliance Certificates...................................10
    Section 5.4.    Regulatory Approvals......................................10

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    Section 5.5.    Opinions of Counsel.......................................10
    Section 5.6.    Proceedings Satisfactory..................................10
    Section 5.7.    Payment of Special Counsel Fees...........................11
    Section 5.8.    Private Placement Number..................................11
    Section 5.9.    Execution of Eighth Supplemental Indenture................11
    Section 5.10.   Purchase Permitted by Applicable Law, etc.................11

SECTION 6.          REPRESENTATIONS OF THE PURCHASER..........................11

SECTION 7.          COVENANTS.................................................13

    Section 7.1.    Punctual Payment..........................................13
    Section 7.2.    Delivery Expenses.........................................13
    Section 7.3.    Issue Taxes...............................................13
    Section 7.4.    Rule 144 or Rule 144A Transfer............................13
    Section 7.5.    ERISA Compliance..........................................13
    Section 7.6.    Acquisition of Bonds......................................14
    Section 7.7.    Transactions with Affiliates..............................14
    Section 7.8.    Waiver of Transfer Fees...................................14

SECTION 8.          POST-CLOSING MATTERS......................................14

    Section 8.1.    Notice of Order...........................................14
    Section 8.2.    Pledge of Stock of Acquired Subsidiaries..................14

SECTION 9.          INFORMATION AS TO COMPANY.................................15

    Section 9.1.    Financial and Business Information........................15
    Section 9.2.    Officers' Certificates....................................17
    Section 9.3.    Accountants' Certificate..................................18
    Section 9.4.    Delivery of Certified Financial Statements................18
    Section 9.5.    Inspection................................................18

SECTION 10.         HOME OFFICE PAYMENT.......................................19


SECTION 11.         INTERPRETATION OF THIS AGREEMENT..........................19

    Section 11.1.   Terms Defined.............................................19
    Section 11.2.   Accounting Principles.....................................24
    Section 11.3.   Directly or Indirectly....................................24
    Section 11.4.   Governing Law.............................................25

SECTION 12.         EXPENSES..................................................25


SECTION 13.         MISCELLANEOUS.............................................26

    Section 13.1.   Notices...................................................26

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    Section 13.2.   Reproduction of Documents.................................26
    Section 13.3.   Survival..................................................26
    Section 13.4.   Successors and Assigns....................................26
    Section 13.5.   Amendment and Waiver......................................26
    Section 13.6.   Duplicate Originals.......................................27


SCHEDULE 1      --  Purchaser Information
SCHEDULE 4.1    --  Subsidiaries
SCHEDULE 4.4    --  Existing Indebtedness
SCHEDULE 4.5    --  Financial Statements
SCHEDULE 4.7    --  Litigation
SCHEDULE 4.24   --  Perfection of Security Interest
SCHEDULE 5.5(a) --  Form of Company Counsel's Closing Opinion
SCHEDULE 5.5(b) --  Form of Special Counsel's Closing Opinion

EXHIBIT A       --  Form of Eighth Supplemental Indenture















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                           BIRMINGHAM UTILITIES, INC.
                                230 Beaver Street
                           Ansonia, Connecticut 06401


                             BOND PURCHASE AGREEMENT
                               $9,000,000 Series F
                              First Mortgage Bonds
                               Due April 15, 2011


                                                      Dated as of April 15, 2004


General Electric Capital Assurance Company
c/o GE Asset Management Incorporated
601 Union Street, Suite 2200
Seattle, Washington  98101


Ladies and Gentlemen:

            Birmingham Utilities, Inc. (the "COMPANY"), a Connecticut corporation, hereby agrees with you as follows:

SECTION 1. AUTHORIZATION OF BONDS.

            The Company will authorize and issue $9,000,000 in aggregate principal amount of its 5.21% Series F First Mortgage Bonds due April 15, 2011 (the "BONDS") under and secured by the Trust Indenture, dated as of July 15, 1954 (hereinafter called the "ORIGINAL INDENTURE"), between the Company (as successor corporation to The Ansonia Derby Water Company, a Connecticut corporation) and The First National Bank and Trust Company of New Haven, as trustee, which has been succeeded by U.S. Bank National Association as the currently acting trustee (the "TRUSTEE"), as supplemented and amended by indentures supplemental thereto and amendatory thereof, dated as of October 1, 1974, June 1, 1981, June 3, 1982, March 8, 1985, July 1, 1988, August 9, 1991
and September 1, 2000, respectively, and as further supplemented and amended by the Eighth Supplemental Indenture dated as of April 15, 2004 (the "EIGHTH SUPPLEMENTAL INDENTURE") entered into by the Company and the Trustee, which will be substantially in the form attached hereto as Exhibit A. The Original Indenture as supplemented and amended as described in the preceding sentence is referred to herein as the "INDENTURE." The Indenture constitutes a direct mortgage lien upon the franchises of the Company and upon the properties therein described as intended to be mortgaged, subject only to the exceptions and encumbrances set forth in the granting clauses of the Indenture and Permitted Encumbrances (as defined in the Eighth Supplemental Mortgage Indenture). The Bonds will be substantially in the form attached as Exhibit A to the Eighth Supplemental Indenture.

SECTION 2. SALE AND PURCHASE OF BONDS.

            The Company hereby agrees to sell to you and you hereby agree to purchase from the Company, in accordance with the provisions of this Agreement, the entire $9,000,000 aggregate principal amount of the Bonds at 100% of the principal amount thereof.

SECTION 3. CLOSING.

            The sale and purchase of the Bonds to be purchased by you shall occur at the offices of
Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 11:00 a.m., Chicago time, at a closing (the "CLOSING") on April 30, 2004 or on such other Business Day thereafter on or prior to March 31, 2004 as may be agreed upon by the Company and you (the "CLOSING DATE"). At the Closing the Company will deliver to you the Bonds to be purchased by you in the form of a single Bond (or such greater number of Bonds in denominations of at least $100,000 as you may request) dated the Closing Date and registered as provided in Schedule 1, unless you otherwise request at least five Business Days prior to the Closing Date, against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 2202515253 at Citizens Bank, 1 Citizens Drive, Riverside, Rhode Island 02915, ABA number 011500120, Reference: Birmingham Utilities, Inc., 230 Beaver Street, Ansonia, Connecticut 06401. If at the Closing the Company shall fail to tender such Bonds to you as provided above in this Section 3, or any of the conditions specified in Section 5 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

            The Bonds shall be printed or typewritten and shall be delivered to you in fully registered form without coupons. Any provision of the Indenture notwithstanding, if, at any time or times subsequent to the Closing Date, you shall decide to exchange all or any part of the Bonds purchased by you for fully registered Bonds of other authorized denominations of the same series, maturity and interest rate, the Company will, as soon as practicable after receiving your written request therefor, without expense to you, deliver to you, in exchange for said Bonds or any part thereof, Bonds printed or typewritten in such authorized denominations of $100,000 or integral multiples thereof in fully registered form as you shall have requested.

SECTION 4. WARRANTIES AND REPRESENTATIONS.

            The Company warrants and represents to you that:

            SECTION 4.1. ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES; AFFILIATES. (a) Schedule 4.1 contains (except as noted therein) a complete and correct list (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.

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            (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 4.1 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 4.1).

            (c) Each Subsidiary identified in Schedule 4.1 is a corporation or other legal entity duly organized and validly existing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

            (d) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 4.1 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

            SECTION 4.2. CORPORATE ORGANIZATION AND AUTHORITY. (a) The Company:

                           (i) is a corporation duly organized and validly
existing under the laws of its jurisdiction of incorporation,

                          (ii) has all requisite power and authority and all
            necessary franchises, licenses, rights and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, and

                         (iii) has duly qualified and is authorized to do
            business and is in good standing as a foreign corporation in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary.

            (b) The Company is legally authorized and has valid and sufficient franchises to transmit, sell and distribute water, and to carry on its business in the place or places where it is now engaged in such activities (namely Ansonia, Derby and a portion of Seymour, Connecticut), which authorizations and franchises are unlimited as to time and free from burdensome restrictions and from competition in such areas from other water companies.

            SECTION 4.3. BUSINESS AND PROPERTY. The Annual Report on Form 10-K of the Company for the year ended December 31, 2003 filed with the Securities and Exchange Commission (the "FORM 10-K") correctly describe the general nature of the business and principal Properties of the Company.

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            SECTION 4.4. EXISTING INDEBTEDNESS. Except as described therein,
Schedule 4.4 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of March 31, 2004, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

            SECTION 4.5. FINANCIAL STATEMENTS. (a) The Company has delivered to you copies of the financial statements of the Company and its Subsidiaries listed on Schedule 4.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments) and in accordance with the applicable uniform systems of accounts prescribed for Class A water utilities by the Connecticut Department of Public Utility Control (the "DPUC") throughout the periods involved.

            (b) Except as specifically disclosed in the Form 10-K, since December 31, 2003, there has been no change in the business, prospects, profits, Properties or condition (financial or otherwise) of the Company except changes in the ordinary course of business, none of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

            SECTION 4.6. FULL DISCLOSURE. Neither the Form 10-K, the financial statements referred to in Section 4.5, nor does this Agreement or any written statement furnished by the Company to you in connection with the negotiation of the sale of the Bonds, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. Except as disclosed in the Form 10-K, since December 31, 2003, there has been no change in the financial conditions, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact which the Company has not disclosed to you in writing which materially affects adversely or, so far as the Company can now foresee, will materially affect adversely the Properties, business, prospects, profits or condition (financial or otherwise) of the Company, the rates to be charged by the Company, the valuation of its Properties for rate-making purposes or the ability of the Company to perform its obligations under this Agreement or the Indenture.

            SECTION 4.7. PENDING LITIGATION. Except as specifically provided in the Form 10-K or in Schedule 4.7, there are no proceedings or investigations pending, or to the knowledge of the Company threatened in writing, against or affecting the Company in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of

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materially and adversely affecting the Properties, business, franchises, profits or condition (financial or otherwise) of the Company, the rates to be charged by the Company, the valuation of its Properties for rate-making purposes, or the ability of the Company to perform this Agreement or the Indenture; and, except as set forth in the Form 10-K or in Schedule 4.7, there is no litigation of any character pending, or to the knowledge of the Company threatened, to which it is or may be a party other than tort actions, if any, against the Company with respect to each of which the Company is covered by insurance for judgments up to $6,000,000 and with respect to each of which tort actions the aggregate amount of adverse judgments is not reasonably expected to exceed the insurance policy limits. The Company is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal.

            SECTION 4.8. TITLE TO PROPERTIES. (a) The Company has good and marketable title in fee simple (or its equivalent under applicable law) to all the real property, and has good title to all the other Property it purports to own, including that reflected in the most recent balance sheet referred to in
Section 4.5 (except as sold or otherwise disposed of in the ordinary course of business), free from Liens other than Permitted Encumbrances. Exhibit B to the Eighth Supplemental Indenture describes all the real property that the Company owns or holds title to in fee simple.

            (b) The Indenture presently constitutes a direct mortgage lien upon the franchises of the Company and upon the properties therein described as intended to be mortgaged (including without limitation all contract rights for the purchase of water), subject only to Permitted Encumbrances.

            SECTION 4.9. SALE LEGAL AND AUTHORIZED. The execution and delivery of this Agreement, the Indenture and the issue, authentication and sale of the Bonds, have each been duly authorized by all necessary corporate action and this Agreement, the Eighth Supplemental Indenture and the Bonds, when issued hereunder for value, will each constitute a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to general equitable principles and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditor's rights generally. The sale of the Bonds by the Company and compliance by the Company with all of the provisions of this Agreement, the Indenture and of the Bonds are within the corporate powers of the Company.

            SECTION 4.10. COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. The execution and delivery of this Agreement and the Eighth Supplemental Indenture, the offer, issue, sale and delivery of the Bonds and compliance by the Company with the terms and provisions of this Agreement, the Indenture, the Eighth Supplemental Indenture and the Bonds will not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any Lien (other than the Lien of the Indenture) upon any Property of the Company under the provisions of, any agreement, charter instrument, by-law or other instrument to which the Company is a party or by which it may be bound or to which any of its Property is subject or any order, judgment, decree, statute, law or regulation to which the Company or any of its Property is subject. There are no limitations in any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is now a party or by which the Company may be bound (including the Indenture) with respect to the payment of principal or premium or interest on any Indebtedness of the Company, including the Bonds.

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            SECTION 4.11. NO DEFAULTS. No event has occurred and no condition exists which, immediately before the issuance of the Bonds or after giving effect thereto, would constitute a Default or an Event of Default under the Indenture. The Company is not in default under any term of any written agreement or instrument to which it is a party or by which it is bound (other than the Indenture), or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            SECTION 4.12. GOVERNMENTAL CONSENT. Neither the nature of the Company nor of any of its businesses or Properties, nor any relationship between the Company and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the Bonds is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company as a condition to the execution and delivery of this Agreement, the Indenture, or the offer, issue, sale or delivery of the Bonds, except the approval by the DPUC of the issuance of the Bonds.

            SECTION 4.13. TAXES. The Company and its Subsidiaries have filed all tax returns (or extensions) that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

            SECTION 4.14. USE OF PROCEEDS. The Company will apply the net proceeds from the sale of the Bonds to repay the Company's existing first mortgage debt and to fund acquisition costs and capital improvements. None of the transactions contemplated in this Agreement (including, without limitation thereof, the use of the proceeds from the sale of the Bonds) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Company does not own or intend to carry or purchase any "margin stock" within the meaning of said Regulation U, including margin securities originally issued by it. None of the proceeds from the sale of the Bonds will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any "margin security" within the meaning of Regulation U.

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            SECTION 4.15. PRIVATE OFFERING. Neither the Company nor anyone acting on its behalf has offered any of the Bonds or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than you and two (2) other Institutional Investors, each of whom was offered all or a portion of the Bonds or any similar Security at private sale for investment. The Company agrees that neither the Company nor anyone acting on its behalf will offer the Bonds or any part thereof or any similar Securities for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Bonds within the provisions of Section 5 of the Act.

            SECTION 4.16. EARNINGS COVERAGE. The "net earnings" of the Company for a period of twelve (12) consecutive calendar months within the last fifteen
(15) calendar months immediately preceding the first day of the month in which the Bonds are issued is at least one and three-quarters times the aggregate annual interest charges on all Bonds outstanding under the Indenture applicable to such period, after giving effect to the issue of the Bonds and the retirement of other outstanding First Mortgage Bonds. A Certificate of Required Net Earnings in the form prescribed by Section 3.17 of the Indenture shall be delivered at the Closing and shall evidence compliance with the foregoing. As used in this Section 4.16, the term "net earnings" shall have the meaning set forth in Section 3.17 of the Indenture.

            SECTION 4.17. FRANCHISES, ETC. The Company has all franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, approvals, authorizations and orders of governmental bodies, political subdivisions and regulatory authorities, free from unduly burdensome restrictions, as are reasonably necessary for the ownership of the Properties now owned and operated by it, the maintenance and operation of the Properties now operated by it and the conduct of the business now conducted by it.

            SECTION 4.18. ENVIRONMENTAL MATTERS. Except as disclosed in the Form 10-K, the Company is not in violation in any material respect of any applicable zoning ordinances or any applicable state and federal environmental, health or safety statutes or regulations, including, without limitation, the Occupational Safety and Health Act of 1970, the Federal Safe Drinking Water Act of 1974, laws and regulations establishing quality criteria and standards for air, water, land and toxic wastes, regulations promulgated under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss.6901 ET SEQ. and the Connecticut Public Health Code and, to its knowledge, has not acquired, incurred or assumed, directly or indirectly, any material contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment, which violation might materially and adversely affect the business, prospects, profits, Properties or condition (financial or otherwise) of the Company, the rates to be charged by the Company or the valuation of its Properties for rate-making purposes. The Company is not aware of any evaluation of it or any of its Properties under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss.ss.9601 ET SEQ.

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            SECTION 4.19. RESTRICTIONS ON THE COMPANY. The Company is not a
party to any contract or agreement, or subject to any charter or other corporate restriction, which could reasonably be expected to result in a Material Adverse Effect. The Company is not a party to any contract or agreement which restricts its right or ability to issue Bonds or Indebtedness of any kind, other than this Agreement, the Indenture and the Commercial Loan Agreement dated as of November 20, 2002 between the Company and Citizens Bank of Connecticut, as amended and modified to date. The Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien other than the Lien of the Indenture and Permitted Encumbrances.

            SECTION 4.20. COMPLIANCE WITH ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

            (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plans' most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plans' most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plans allocable to such benefit liabilities by more than $80,000 in the aggregate for all Plans. The terms "benefit liabilities" has the meaning specified in Section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in Section 3 of ERISA.

            (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

            (d) The expected post-retirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.

            (e) The execution and delivery of this Agreement, the Eighth Supplemental Indenture and the issuance and sale of the Bonds will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 4.20(e) is made in reliance upon and subject to the accuracy of your representation in Section 6 as to the sources of the funds used to pay the purchase price of the Bonds to be purchased by you.

            SECTION 4.21. UTILITY STATUS. The Company is a water company subject to regulation by the DPUC. The Company is exempt from the requirements of the Public Utility Holding Company Act of 1935. The Company is subject to regulation with regard to water quality, environmental, safety and zoning matters by various Federal, state and local authorities. Except as set forth above or in the Form 10-K, the Company is not subject to the regulatory jurisdiction of any other authority, other than those authorities to which all businesses in the State of Connecticut are subject to generally.

            SECTION 4.22. INDENTURE. The Company has heretofore furnished to you a true, correct and complete copy of the Indenture as in effect on the date hereof.

            SECTION 4.23. STATUS UNDER CERTAIN STATUTES. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

            SECTION 4.24. PERFECTION OF SECURITY INTEREST. The Indenture creates in favor of the Trustee, on your behalf, a security interest in certificates representing all of the issued and outstanding shares of stock of each Subsidiary listed on Schedule 4.24, and the Trustee's continued possession of such certificates maintains a perfected first security interest in such shares of stock.

            SECTION 4.25. FILING AND RECORDATION. The Indenture and all financing statements (including any financing statements required to be filed under the provisions of the Connecticut Uniform Commercial Code) have been duly recorded and filed in such manner and in such place as is required by law to establish, preserve and protect the security interest thereby created on all collateral specifically or generally described in such documents as subject to such security interests and under the laws enforced, and it will not be necessary to rerecord any such documents.

            SECTION 4.26. FOREIGN ASSETS CONTROL REGULATIONS, ETC. Neither the sale of the Bonds by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any of its Subsidiaries (a) is a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages in any Material dealings or transactions, or is otherwise associated, with any such person.

            The Company and its Subsidiaries are in compliance in all material respects with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds from the sale of the

Bonds hereunder will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5. CLOSING CONDITIONS.

            Your obligation to purchase and pay for the Bonds to be delivered to you at the Closing shall be subject to the following conditions precedent:

            SECTION 5.1. WARRANTIES AND REPRESENTATIONS TRUE AS OF CLOSING DATE. The warranties and representations contained in Section 4 shall (except as affected by transactions contemplated by this Agreement) be correct when made and at the time of Closing.

            SECTION 5.2. COMPLIANCE WITH THIS AGREEMENT AND INDENTURE; NO DEFAULT. The Company shall have performed and complied with all agreements and conditions contained herein and in the Indenture which are required to be performed or complied with by the Company before or at the Closing, and after giving effect to the issue and sale of the Bonds on the Closing Date no condition or event shall exist which constitutes or which, after notice or lapse of time or both, would constitute an Event of Default.

            SECTION 5.3. COMPLIANCE CERTIFICATES. (a) You shall have received a certificate dated the Closing Date and signed by the Chairman or the President and the Treasurer or an Assistant Treasurer of the Company, certifying that each of the conditions specified in Sections 5.1 and 5.2 has been fulfilled.

            (b) You shall have received a certificate from the Secretary of the Company, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Bonds, this Agreement and the Eighth Supplemental Indenture.

            SECTION 5.4. REGULATORY APPROVALS. The issue and sale of the Bonds shall have been duly authorized by order of the DPUC and such order shall be in full force and effect on the Closing Date and all appeal periods applicable to such order shall have expired.

            SECTION 5.5. OPINIONS OF COUNSEL. You shall have received opinions in form and substance satisfactory to you, dated the Closing Date (a) from Wiggin and Dana LLP, counsel for the Company, covering the matters set forth in
Exhibit 5.5(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Chapman and Cutler LLP, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 5.5(b) and covering such other matters incident to such transactions as you may reasonably request.

            SECTION 5.6. PROCEEDINGS SATISFACTORY. All proceedings taken in connection with the sale of the Bonds and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or as a basis for your special counsel's closing opinion, all in form and substance satisfactory to you and your special counsel.

            SECTION 5.7. PAYMENT OF SPECIAL COUNSEL FEES. Without limiting the provisions of Section 12 hereof, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 5.5(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.

            SECTION 5.8. PRIVATE PLACEMENT NUMBER. A Private Placement number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Bonds.

            SECTION 5.9. EXECUTION OF EIGHTH SUPPLEMENTAL INDENTURE. The Original Indenture as heretofore supplemented and amended shall be further supplemented and amended by the execution and delivery of the Eighth Supplemental Indenture between the Company and the Trustee. The Eighth Supplemental Indenture shall have been filed and recorded (and financing statements in respect thereof shall have been filed, if necessary, and all Pledged Shares shall have been deposited and pledged with the Trustee) in such manner and in such places as is required by law to establish, preserve and protect the direct mortgage Lien thereof on all Property and franchises of the Company referred to in the Indenture as subject to the direct mortgage Lien thereof.

            SECTION 5.10. PURCHASE PERMITTED BY APPLICABLE LAW, ETC. On the date of the Closing your purchase of Bonds shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

SECTION 6. REPRESENTATIONS OF THE PURCHASER.

            (a) You represent that you are purchasing the Bonds for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, PROVIDED that the disposition of your or their property shall at all times be within your or their control. You understand that the Bonds have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds.

             (b) You represent that at least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by you to pay the purchase price of the Bonds to be purchased by you hereunder:

                           (i) the Source is an "insurance company general
            account" and there is no employee benefit plan with respect to which the amount, if any, of such general account's reserves and liabilities for all contracts held by or on behalf of such plan and all other plans maintained by the same employer or its affiliates or by the same employee organization exceeds 10% of the total of all reserves and liabilities of such general account at the date of purchase (all as determined under Prohibited Transaction Class Exemption ("PTE") 95-60 (issued July 12, 1995)); or

                          (ii) the Source is either (i) an insurance company
            pooled separate account, within the meaning of Prohibited Transaction Exemption ("PTE") 90-1 (issued January 29, 1990), or
            (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

                         (iii) the Source constitutes assets of an "investment
            fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part l(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

                          (iv) the Source is a governmental plan; or

                           (v) the Source is one or more employee benefit plans,
            or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

                          (vi) the Source does not include assets of any
            employee benefit plan, other than a plan exempt from the coverage of ERISA.

            As used in this Section 6, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7. COVENANTS.

            SECTION 7.1. PUNCTUAL PAYMENT. The Company will duly and punctually pay the principal, premium, if any, and interest on the Bonds in accordance with the terms of this Agreement, the Indenture and the Bonds.

            SECTION 7.2. DELIVERY EXPENSES. If you surrender any Bond to the Company or the Trustee pursuant to this Agreement or the Indenture, the Company will pay the cost of delivering to or from your home office from or to the Company or the Trustee, insured to your satisfaction, the surrendered Bond and any Bond issued in substitution or replacement for the surrendered Bond.

            SECTION 7.3. ISSUE TAXES. The Company will pay all taxes in connection with the issuance, sale or exchange of the Bonds and in connection with any amendment or modification of the Bonds or of the Indenture and will hold you harmless without limitation as to time against any and all liabilities with respect to all such taxes, including any interest and penalties assessed or asserted in connection therewith. The obligations of the Company under this
Section 7.3 shall survive the transfer, payment or redemption of the Bonds and the termination of this Agreement and the Indenture.

            SECTION 7.4. RULE 144 OR RULE 144A TRANSFER. The Company will, so long as you or your nominee shall hold any of the Bonds, give you such information as you may reasonably require for the purpose of completing any proposed sale by you of any of the Bonds either pursuant to Rule 144 or Rule 144A.

            SECTION 7.5. ERISA COMPLIANCE. (a) All assumptions and methods used to determine the present value of vested employee benefits under Plans and the value of assets of Plans shall be reasonable in the good faith judgment of the Company's actuary (who shall be an "enrolled actuary" as that term is defined in Section 3 of ERISA) and shall comply with all requirements of law.

            (b) Neither the Company nor any ERISA Affiliate will at any time permit any Pension Plan maintained by it to:

                           (i) engage in any "prohibited transaction," as such
            term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or described in Section 406 of ERISA;

                          (ii) incur any "accumulated funding deficiency," as
            such term is defined in Section 302 of ERISA, whether or not waived; or

                         (iii) terminate under circumstances which could result
            in the imposition of a Lien on the Property of the Company pursuant to Section 4068 of ERISA.

            SECTION 7.6. ACQUISITION OF BONDS. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Bonds except upon the redemption or prepayment of the Bonds in accordance with the terms of the Indenture.

            SECTION 7.7. TRANSACTIONS WITH AFFILIATES. The Company will not and will not permit any Subsidiary to enter into any Material transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate (other than the Company or another Subsidiary) except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate, or on such terms as may be specifically required, either directly or indirectly, by the DPUC.

            SECTION 7.8. WAIVER OF TRANSFER FEES. Notwithstanding anything to the contrary in this Agreement, the Indenture or the Bonds, the Company covenants that, upon any transfer or exchange of the Bonds, it will not require the payment of any charges otherwise permitted to be made in respect of such transfer or exchange by the provisions of the last paragraph of Section 1.07 of the Indenture, nor require the payment of any sums intended to cover any tax or taxes or other governmental charges required to be paid in connection with such exchange and the Company shall in each such case pay all such charges or sums due and owing.

SECTION 8. POST-CLOSING MATTERS.

            SECTION 8.1. NOTICE OF ORDER. When the Company obtains approval from, or an order of, the New York Public Service Commission (such approval or order, as the case may be, being referred to herein as the "PSC APPROVAL") for its proposed acquisition of certain of the New York subsidiaries of Philadelphia Suburban Corporation's AquaSource properties (the "ACQUISITION"), the Company shall (i) provide to you prompt notice of the PSC Approval; and (ii) deliver a copy of the PSC Approval to you within ten (10) days of its receipt of such PSC Approval.

            SECTION 8.2. PLEDGE OF STOCK OF ACQUIRED SUBSIDIARIES. The Company shall deliver within thirty (30) days after the expiration of any appeal period applicable to the PSC Approval (i) all of the outstanding certificates of stock (the "PLEDGED STOCK") of any acquired New York subsidiaries (individually, an "ACQUIRED SUBSIDIARY" and collectively, the "ACQUIRED SUBSIDIARIES") to the Trustee together with appropriate instruments of assignment to be held by the Trustee under Article 17 of the Indenture as additional mortgaged property; (ii) a certificate, addressed to the Trustee and you and signed by an officer of the Company, setting forth the name of each Acquired Subsidiary and a description of all issued and outstanding Pledged Stock of each Acquired Subsidiary, transmitting the Pledged Stock to the Trustee and setting forth the Trustee's receipt and acknowledgment thereof; and (iii) an opinion of counsel in form and substance satisfactory to you regarding the Acquisition and the Pledged Stock of the Acquired Subsidiaries and such other matters incidental thereto as you or your special counsel may request. The Company agrees to pay the reasonable fees, charges and disbursements of your special counsel in connection with the foregoing post-closing matters.

SECTION 9. INFORMATION AS TO COMPANY.

            SECTION 9.1. FINANCIAL AND BUSINESS INFORMATION. The Company will deliver to you, if at the time you or your nominee holds any Bonds (or if you are obligated to purchase any Bonds), and to each other Institutional Investor of the then outstanding Bonds (and, upon the request of any holder of the Bonds, to any prospective transferee of any Bonds):

                           (a) QUARTERLY STATEMENTS--as soon as practicable
            after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company, and in any event within 45 days thereafter, duplicate copies of:

                                       (i) a consolidated balance sheet of the
                        Company and its Subsidiaries, if any, as at the end of such quarter, and

                                      (ii) consolidated statements of income of
                        the Company and its Subsidiaries, if any, and the statements of stockholders' equity and cash flows of the Company and its Subsidiaries, each for such quarter, and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail and certified as complete and correct, subject to changes resulting from year-end adjustments by a principal financial officer of the Company;

                           (b) ANNUAL STATEMENTS--as soon as practicable after
            the end of each fiscal year of the Company, and in any event within 90 days thereafter, duplicate copies of:

                                       (i) a consolidated balance sheet of the
                        Company and its Subsidiaries, if any, at the end of such year, and

                                      (ii) consolidated statements of income,
                        stockholders' equity and cash flows of the Company and its Subsidiaries, if any, for such year,

            setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of an independent public accountants of recognized national standing selected by the Company, which opinion shall state that such financial statements fairly present the financial condition of the companies being reported upon, have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur) and in accordance with the applicable uniform systems of accounts prescribed for Class A water utilities by the DPUC and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                           (c) AUDIT REPORTS--promptly upon receipt thereof, one
            copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

                           (d) SEC AND OTHER REPORTS--promptly upon their
            becoming available, duplicate copies of (i) each financial statement, report, notice or proxy statement sent by the Company to stockholders generally, and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company with or received by such Person in connection therewith from, any securities exchange or the Securities and Exchange Commission or any successor agency; and (ii) any report filed by the Company with the DPUC which is Material;

                           (e) ERISA MATTERS -- promptly, and in any event
            within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                                       (i) with respect to any Plan, any
                        reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                                      (ii) the taking by the PBGC of steps to
                        institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                                     (iii) any event, transaction or condition
                        that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA

                        Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

                           (f) NOTICE OF DEFAULT OR EVENT OF
            DEFAULT--immediately upon a Responsible Officer becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under the Indenture, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

                           (g) NOTICE OF CLAIMED DEFAULT--immediately upon a
            Responsible Officer becoming aware that the holder of any Bond or of any evidence of Indebtedness or other Security of the Company or any Subsidiary has given notice or taken any other action with respect to a claimed Default or Event of Default, a written notice specifying the notice given or action taken by such holder and the nature of the claimed Default or Event of Default and what action the Company is taking or proposes to take with respect thereto;

                           (h) LITIGATION NOTICE--prompt written notice of any
            action, suit or administrative proceeding to which the Company or any Subsidiary is a party which, if adversely determined, could result in a Material Adverse Effect;

                           (i) NOTICE OF REGULATORY ACTION--promptly upon
            receipt thereof, copies of any notices received from Federal or state regulatory agencies relating to an order, ruling, statute, other law or information which in the reasonable opinion of the Company is likely to result in a Material Adverse Effect;

                           (j) CHANGE IN CONTROL--promptly upon becoming aware
            thereof, notice of the happening of any event which might reasonably be expected to involve the occurrence of any Person, or group of related Persons, (i) having beneficial ownership of a majority in interest of the outstanding Voting Stock of the Company or (ii) acquiring all or substantially all of the assets of the Company; and

                           (k) REQUESTED INFORMATION--with reasonable
            promptness, such other data and information as from time to time may be reasonably and in good faith requested, and any information required by Rule 144A(d)(4) under the Act to be provided to a holder or prospective purchaser of any Bonds.

            SECTION 9.2. OFFICERS' CERTIFICATES. Each set of financial statements delivered to you or any other Institutional Investor of the Bonds pursuant to Section 9.1(a) or 9.1(b) hereof will be accompanied by a certificate of the Chairman or the President or a Vice President and the Treasurer or an Assistant Treasurer of the Company stating that the signers have reviewed the relevant terms of the Indenture and this Agreement and have made, or caused to be made, under their supervision, a review of the transactions and condition of the Company and the Subsidiaries, if any, from the beginning of the period covered by the statement of earnings then being furnished and setting forth the information (including detailed calculations) required in order to establish whether, at any time during the period covered by the statement of earnings then being furnished, any Default or Event of Default under the Indenture existed including, without limitation, calculations showing compliance with
Section 3.15, 3.16 and 3.17 of the Indenture, or the Company failed to keep, perform, observe or fulfill any of its covenants or agreements set forth in this Agreement, PROVIDED that in the event that any such Default, Event of Default or failure shall have occurred, such certificate shall so specify and shall state whether such Default, Event of Default or failure has been cured or is continuing.

            If at any time the Company violates or fails to keep, perform or fulfill any of its covenants or agreements in any material respect set forth in this Agreement, or the Company becomes aware of any such violation or failure, the Company will promptly deliver to you and each other Institutional Investor of any of the Bonds, a certificate of the Chairman or the President or a Vice President and the Treasurer or an Assistant Treasurer of the Company indicating the nature of such violation or failure, the time when and manner in which it occurred and was discovered, the expected duration and the method by which the Company intends to cure the violation or failure.

            SECTION 9.3. ACCOUNTANTS' CERTIFICATE. Each set of annual financial statements delivered pursuant to Section 9.1(b) hereof will be accompanied by a certificate of the accountants who certify such financial statements, stating that they have reviewed this Agreement and the Indenture and stating further, whether, in making their audit, such accountants have become aware of any Default or Event of Default under the Indenture (whether or not such Default or Event of Default is continuing) or of any failure by the Company to keep, perform, observe or fulfill any of its covenants or agreements set forth in this Agreement and, if any such Default, Event of Default or failure then exists, specifying the nature and period of existence thereof.

            SECTION 9.4. DELIVERY OF CERTIFIED FINANCIAL STATEMENTS. Concurrently with the delivery to you and to each other Institutional Investor of the Bonds of the certified annual financial statements pursuant to Section 9.1(b) hereof, the Company will mail one copy of each such statement to:

                        Securities Valuation Office
                        National Association of Insurance Commissioners 1411 Broadway, 9th floor
                        New York, New York  10018

            SECTION 9.5. INSPECTION. The Company shall permit the representatives of each holder of Bonds that is an Institutional Investor:

                           (a) NO DEFAULT -- if no Default or Event of Default
            then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

                           (b) DEFAULT -- if a Default or Event of Default then
            exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 10. HOME OFFICE PAYMENT.

            Notwithstanding anything to the contrary in this Agreement, the Indenture or the Bonds, the Company will pay, or cause the Trustee to pay, all amounts payable with respect to any Bonds held by each holder of Bonds which has given written notice to the Company (such as the written direction given in Schedule 1 to this Agreement) requesting that the provisions of this Section 10 shall apply (without any presentment of such Bonds and without any notation of such payment being made thereon) by initiating federal funds bank wire transfers no later than 11:00 a.m., New York time, for the account of such holder in any bank in the United States as may be designated in writing by such holder (accompanied by sufficient information to identify the source and application of such funds), or in such other manner or to such other address in the United States as may be designated in writing by such holder. The holder of any of the Bonds to which this Section 10 applies agrees that in the event it shall sell or transfer any of the Bonds, prior to the delivery of such Bonds to the purchaser or transferee (a) it will (i) make a proper notation thereon of the portion of the Bond which has been redeemed, or (ii) surrender the Bond in exchange for a new Bond or Bonds representing the then outstanding principal amount of the Bonds being sold or disposed of and the principal amount of the Bonds held by such holder after such sale or disposition, and (b) it will promptly notify the Company and the Trustee of the name and address of the transferee of the Bonds being sold or disposed of. Any person to whom this Section 10 applies agrees that Bonds which are redeemed in full or paid on maturity will be surrendered to the Trustee against such payment in accordance with the terms of the Indenture. The Company will file with the Trustee, in accordance with the provisions of the Indenture, a certificate stating that the agreement set forth in this Section 10 has been entered into. The Company and the Trustee shall be entitled to rely upon any such agreement and shall incur no liability with respect to any holder of the Bonds in so relying and acting pursuant to such Agreement.

SECTION 11. INTERPRETATION OF THIS AGREEMENT.

            SECTION 11.1. TERMS DEFINED. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section following such term:

            "ACT" - shall mean the Securities Act of 1933, as amended.

            "AFFILIATE" - means, at any time, and with respect to any Person,
(a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 5% or more of any class of voting or equity interests. As used in this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "AFFILIATE" is a reference to an Affiliate of the Company.

            "BONDS" - Section 1.

            "BUSINESS DAY" - means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

            "CAPITAL LEASE" - means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

            "CLOSING DATE" - Section 3.

            "CODE" - means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

            "COMPANY" - Section 1.

            "DEFAULT" - an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

            "DPUC" - Section 4.5.

            "EIGHTH SUPPLEMENTAL INDENTURE" - Section 1.

            "ENVIRONMENTAL LAWS" - means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

            "ERISA" - means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

            "ERISA AFFILIATE" - means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

            "EVENT OF DEFAULT" - means an "Event of Default" as that term is defined in the Indenture.

             "FIRST MORTGAGE BONDS" - the First Mortgage Bonds of the Company now or hereafter issued under and pursuant to the Indenture, which are outstanding at the time of reference.

            "FORM 10-K" - Section 4.3.

            "GAAP" - means generally accepted accounting principles as in effect from time to time in the United States of America.

            "GOVERNMENTAL AUTHORITY" means -

                           (a) the government of

                                       (i) the United States of America or any
State or other political subdivision thereof, or

                                      (ii) any jurisdiction in which the Company
                        or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

                           (b) any entity exercising executive, legislative,
            judicial, regulatory or administrative functions of, or pertaining to, any such government.

            "GUARANTY" - means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such
Person:

                           (a) to purchase such indebtedness or obligation or
            any property constituting security therefor;

                           (b) to advance or supply funds (i) for the purchase
            or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

                           (c) to lease properties or to purchase properties or
            services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

                           (d) otherwise to assure the owner of such
            indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

            "HAZARDOUS MATERIAL" - means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

            "INDEBTEDNESS" - with respect to any Person means, at any time, without duplication,

                           (a) its liabilities for borrowed money and its
            redemption obligations in respect of mandatorily redeemable Preferred Stock;

                           (b) its liabilities for the deferred purchase price
            of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                           (c) all liabilities appearing on its balance sheet in
            accordance with GAAP in respect of Capital Leases;

                           (d) all liabilities for borrowed money secured by any
            Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                           (e) all its liabilities in respect of letters of
            credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and

                           (f) any Guaranty of such Person with respect to
            liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

            "INDENTURE" - Section 1.

            "INSTITUTIONAL INVESTOR" - means (a) any original purchaser of a Bond, (b) any holder of a Bond holding more than 5% of the aggregate principal amount of the Bonds then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

            "LIEN" - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Company shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting shall be deemed to create a Lien on such Property.

            "MATERIAL" - means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

            "MATERIAL ADVERSE EFFECT" - means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Indenture and the Bonds, or (c) the validity or enforceability of this Agreement, the Indenture or the Bonds.

            "MULTIEMPLOYER PLAN" means any Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

            "ORIGINAL INDENTURE" - Section 1.

            "PBGC" - means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

            "PERMITTED ENCUMBRANCES" - shall have the meaning set forth in the Indenture.

            "PERSON" - an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

            "PLAN" - means an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

            "PLEDGED SHARES" - shall have the meaning set forth in Section 17.01 of the Indenture.

            "PREFERRED STOCK" - means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

            "PROPERTY" or "PROPERTIES" - shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            "QPAM EXEMPTION" - means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

            "REQUIRED HOLDERS" means, at any time, the holders of at least 66-2/3% in principal amount of the Bonds at the time outstanding (exclusive of Bonds then owned by the Company or any of its Affiliates).

            "RESPONSIBLE OFFICER" - means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

            "SECURITY" - shall have the same meaning as in Section 2(1) of the Act.

            "SENIOR FINANCIAL OFFICER" - means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

            "SUBSIDIARY" - means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

            "TRUSTEE" - Section 1.

            SECTION 11.2. ACCOUNTING PRINCIPLES. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall, where applicable, be done in accordance with the uniform systems of accounts for Class A water utilities prescribed by DPUC and otherwise shall be done in accordance with GAAP to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

            SECTION 11.3. DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person including actions taken by or on behalf of any partnership in which such Person is a general partner and all liabilities of such partnerships shall be considered liabilities of such Person for purposes of this Agreement.

            SECTION 11.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to the conflicts of laws principles thereof.

SECTION 12. EXPENSES.

            Whether or not the Bonds are sold, the Company will pay all expenses relating to this Agreement, including but not limited to:

                           (a) the cost of reproducing this Agreement, the
            Eighth Supplemental Indenture and the Bonds;

                           (b) the fees and disbursements of your special
            counsel;

                           (c) the cost of any fees of agents, brokers or
            dealers or otherwise incurred in connection with the sale of the Bonds, together with any filing fees and the costs associated with the acquisition of a private placement number;

                           (d) your reasonable out-of-pocket expenses;

                           (e) the cost of delivering to your home office,
            insured to your reasonable satisfaction, the Bonds purchased by you at the closing; and

                           (f) all expenses, costs, outlays and reasonable
            attorneys' fees (including the reasonable allocated costs and expenses of your in-house counsel) of any kind and character relating to (i) the exchange of Bonds or amendments, waivers or consents pursuant to, or the enforcement and protection of your rights under, the provisions of this Agreement, the Indenture or the Bonds, or (ii) the enforcement of any provisions of, or the collection of amounts due you under, the Bonds, the Indenture or this Agreement, or (iii) the preparation for, negotiations regarding, consultations concerning or the defense of legal proceedings involving any claim or claims made or threatened against you arising out of this Agreement, the Indenture or the Bonds; PROVIDED, HOWEVER, that the Company shall not be required to reimburse you for any such expenses, costs, outlays or fees incurred in connection with any action or proceeding to enforce any of the provisions of this Agreement, the Indenture or the Bonds which a court of competent jurisdiction determines has not been undertaken by you in good faith.

The obligations of the Company under this Section 12 shall survive the transfer, payment or redemption of the Bonds and the termination of this Agreement.

SECTION 13. MISCELLANEOUS.

            SECTION 13.1. NOTICES. All notices and communications provided for hereunder shall be in writing and shall be sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                           (i) if to you, at your address shown in Schedule 1
            hereto, marked for attention as there indicated, or at such other address as you may have furnished the Company in writing, or

                          (ii) if to the Company, at its address shown at the
            beginning of this Agreement, Attention Treasurer, or at such other address as the Company may have furnished in writing to you and all other holders of the Bonds at the time outstanding.

            SECTION 13.2. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by you at closing of your purchase of the Bonds (except the Bonds themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you at your sole cost and expense by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 13.3. SURVIVAL. All warranties, representations, and covenants made by the Company herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement or under the Indenture shall be considered to have been relied upon by you and shall survive the delivery to you of the Bonds regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

            SECTION 13.4. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. The provisions of this agreement are intended to be for the benefit of all holders, from time to time, of the Bonds, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement has been made by you or your successor or assign.

            SECTION 13.5. AMENDMENT AND WAIVER.

             (a) REQUIREMENTS. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Required Holders (including the Purchaser if it continues to own Bonds); PROVIDED that no such amendment or waiver shall, without the written consent of the holders of all the Bonds at the time outstanding, amend this Section 13.5.

             (b) SOLICITATION OF BONDHOLDERS. The Company will not directly or indirectly solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement, the Indenture, the Eighth Supplemental Indenture or the Bonds unless each holder of the Bonds (irrespective of the amount of Bonds then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this
Section 13.5 or of the provisions of the Indenture shall be delivered by the Company to each holder of outstanding Bonds forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Bonds or First Mortgage Bonds. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Bonds or any holder of any First Mortgage Bonds of the Company issued under the Indenture as consideration for or as an inducement to the entering into by any such holder of any waiver or amendment of any of the terms and provisions of this Agreement, the Indenture or the Eighth Supplemental Indenture unless such remuneration is (i) concurrently paid, on the same terms, ratably to the holders of all of the Bonds then outstanding; or (ii) paid solely to the holders of a particular series of First Mortgage Bonds as consideration for or as an inducement to the entering into by any such holder of any such waiver or amendment which relates solely to the terms and provisions of that particular series of First Mortgage Bonds and does not affect the Bonds or First Mortgage Bonds generally.

             (c) BINDING EFFECT. Any such amendment or waiver shall apply equally to all the holders of the Bonds and shall be binding upon them and upon each future holder of any Bonds and upon the Company whether or not such Bonds shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right which follows therefrom.

            SECTION 13.6. DUPLICATE ORIGINALS. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.



                           [Signature Pages to Follow]

            If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return such counterpart to the Company, whereupon this Agreement will become binding between us in accordance with its terms.


                                              Very truly yours,

                                              BIRMINGHAM UTILITIES, INC.



                                              By: /s/
                                                  ----------------------------
                                                  Name: John S. Tomac
                                                  Title: President and Treasurer

The foregoing is hereby accepted as of
the date first above written.


                                      GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

                                      By: GE Asset Management Incorporated,
                                          its investment adviser


                                      By: /s/_________________________________
                                          Name: ______________________________
                                          Title: _____________________________

                              PURCHASER INFORMATION

                                                            PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER                               SERIES F BONDS TO BE
                                                                 PURCHASED

GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY                      $9,000,000
c/o GE Asset Management Incorporation
601 Union Street, Suite 2200
Seattle, Washington  98101
Attention:  Private Placements
Telephone No:  (206) 516-4515
Fax No:  (206) 516-4578
geam.privateplacements@corporate.ge.com

Payments

All payments on or in respect of the Bonds to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Birmingham Utilities, Inc., 5.21% Series F Bonds, due April 15, 2011, PPN 091270 A* 9, principal or interest") to:

The Bank of New York
ABA #021000018
Account Number/Beneficiary:  GLA111566
SWIFT Code:  IRVTBEBB
Attention:  PP P & I Department
Reference:    General Electric Capital Assurance Company, Account #127939, PPN &
Security Description, and Identify Principal & Interest Amounts

Notices

All notices of payment on or in respect of the Bonds and written confirmation of each such payment, including interest payments, redemptions, premiums, make-wholes, and fees should be addressed as provided above with a copy to:

State Street Bank
Account:  General Electric Capital Assurance Company
801 Pennsylvania
Kansas City, Missouri  64105
Attention:  Klaus Diem
Telephone No.:  (816) 691-8646
Fax No.: (816) 691-5593
geam@statestreetkc.com (preferred delivery method)


                                   SCHEDULE 1
                          (to Bond Purchase Agreement)
and to:

HARE & CO.
Bank of New York
Income Collection Department
P.O. Box 11203 New York, New York 10286 Attention: PP P&I Department
Reference:   General Electric Capital Assurance Company,
Account #127939, PPN and Security Description


Name of Nominee in which Bonds are to be issued:  HARE & CO.

Taxpayer I.D. Number:  91-6027719

                                  SUBSIDIARIES


Subsidiary:   Eastern Connecticut Regional Water Company, Inc.
----------
              A Connecticut corporation
              200 shares issued and outstanding to the Company (certificate
                no. 17)
              5,000 authorized shares

Affiliates:   BIW Limited
----------    A Connecticut corporation

              Birmingham H20 Services Inc.
              A Connecticut corporation

Directors of Birmingham Utilities, Inc.
---------------------------------------

Betsy Henley-Cohn            James E. Cohen             John S. Tomac
Michael J. Adanti            Themis Klasides            Alvaroda Silva
Mary Jane Burt               B. Lance Saverteig
Kenneth E. Schable

Officers of Birmingham Utilities, Inc.
--------------------------------------

Chairwoman and CEO:          Betsy Henley-Cohn
President and Treasurer:     John S. Tomac
V.P. Operations:             John Keefe
Secretary:                   Henrietta Vitale
Assistant Treasurer:         Diane DeBiase




                                  SCHEDULE 4.1
                          (to Bond Purchase Agreement)

                              EXISTING INDEBTEDNESS

            9.64% Series E First Mortgage Bonds, which will be redeemed with the proceeds from the sale of the Series F Bonds.

            Commercial Loan Agreement dated as of November 20, 2002 between the Company and Citizens Bank of Connecticut, as amended and modified to date.






























                                  SCHEDULE 4.4
                          (to Bond Purchase Agreement)

                              FINANCIAL STATEMENTS

            The Annual Report on Form 10-K of the Company for the year ended December 31, 2003 filed with the Securities and Exchange Commission.































                                  SCHEDULE 4.5
                          (to Bond Purchase Agreement)

                                   LITIGATION

            None.




























                                  SCHEDULE 4.7
                          (to Bond Purchase Agreement)

                         PERFECTION OF SECURITY INTEREST

            Eastern Connecticut Regional Water Company, Inc., a Connecticut corporation (200 shares issued and outstanding).































                                  SCHEDULE 4.24
                          (to Bond Purchase Agreement)

                        [OPINION OF WIGGIN AND DANA LLP]

































                                 SCHEDULE 5.5(a)
                          (to Bond Purchase Agreement)

                   FORM OF CLOSING OPINION OF SPECIAL COUNSEL
                                TO THE PURCHASER

            The closing opinion of Chapman and Cutler LLP, special counsel to the Purchaser, shall be dated the Closing Date and addressed to the Purchaser, shall be satisfactory in form and substance to the Purchaser and shall be to the effect that:

             (i) The Company is a corporation validly existing and in good standing under the laws of the state of Connecticut, has the corporate power and the corporate authority to carry on the business in which it is engaged and to issue and sell the Series F Bonds.

            (ii) Each of the Eighth Supplemental Indenture and the Bond Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and it constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

           (iii) The Series F Bonds have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed by the Company and authenticated by the Trustee and delivered and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, and are secured by and entitled to the benefits of the Indenture equally and ratably with all other bonds issued and to be issued thereunder, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

            (iv) The offering, sale and delivery of the Series F Bonds, under the circumstances contemplated by the Bond Purchase Agreement, constitutes an exempt transaction under the Securities Act of 1933, as amended, and under the Trust Indenture Act of 1939, as amended, and does not require registration of the Series F Bonds or qualification of the Indenture, respectively, thereunder.

            The opinion of Chapman and Cutler LLP shall also state that the opinion of Wiggin and Dana LLP is satisfactory in scope and form to Chapman and Cutler LLP and that, in their opinion, the Purchaser is justified in relying thereon. In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler LLP may rely solely upon an examination of the Articles of Incorporation certified by the Secretary of the Company, and a Certificate of Good Standing of the Company from, the Secretary of State of Connecticut and the By-Laws of the Company.

            In giving the foregoing opinions, Chapman and Cutler LLP may rely on the opinion of Wiggin and Dana LLP as to (i) the due authorization, execution and delivery of the Indenture (other than the Eighth Supplemental Indenture),
(ii) the enforceability of the Indenture and (iii)


                                 SCHEDULE 5.5(b)
                          (to Bond Purchase Agreement)
as to all other matters governed by Connecticut law. With respect to matters of fact upon which such opinion is based, Chapman and Cutler LLP may rely upon appropriate certificates of public officials and officers of the Company.




































                                    5.5(b)-2